Exhibit 99.1

Aries Science & Technology and Enveric Biosciences Announce Licensing Agreement

Aries to clinically develop and market Enveric’s patented product for radiation dermatitis

CAMBRIDGE, Mass., July 15, 2024 – Enveric Biosciences (NASDAQ: ENVB) (“Enveric”), a biotechnology company dedicated to the development of novel neuroplastogens for the treatment of neuropsychiatric disorders, and Aries Science & Technology (“Aries”), a developer of encapsulation technologies, today announced a licensing agreement for the clinical development of Enveric’s patented radiation dermatitis topical product.

Radiation dermatitis is a side effect of radiation treatment that impacts roughly two million cancer patients per year and has a market opportunity estimated at $400 million annually. The formulation licensed to Aries is protected by an allowed US patent application, as well as a pending PCT application.

“This product offers the potential to provide much needed relief to cancer patients suffering from the painful side effects of radiation therapy,” said Ram Lalgudi, Ph.D., CEO of Aries. “We are excited by the opportunity to advance this promising molecule to clinical trials.”

Dr. Lalgudi announced: “Aries has nominated Hari Harikumar, Ph.D., as Chairman-elect of an Aries subsidiary being formed to advance this opportunity. Dr. Harikumar is a techno-commercial entrepreneur having experience with multiple companies, including his current role as VP for Performance Additives in CHASM Advanced Materials and earlier roles as CEO of QM Power, and VP, Innovation, Sustainability and Technology for Ingersoll Rand/TRANE, and President & CTO for USHA, a leading consumer brand in India. We look forward to great success under his leadership.”

Joseph Tucker, Ph.D., CEO of Enveric, stated: “With its proven expertise in encapsulation solutions and strong management team, we believe Aries is the ideal partner to continue the development of this cancer support care product while Enveric sharpens its focus on neuropsychiatric indications.”

Under the terms of the agreement, executed through Enveric’s subsidiary, Akos Biosciences, Inc., Enveric will be eligible to receive aggregate milestone payments of up to $61 million, as well as tiered royalties ranging from 2.5% to 10% on future sales, if all conditions are met.

About Aries Science and Technology LLC

Aries has research laboratories In Columbus, Ohio and possesses deep technical expertise relevant to the envisioned product forms. Aries is planning to establish an investable subsidiary focused on completing development, commercialization and launch of the topical product and projects a potential product pipeline featuring multiple patented formulations.

About Enveric Biosciences

Enveric Biosciences (NASDAQ: ENVB) is a biotechnology company dedicated to the development of novel neuroplastogenic small-molecule therapeutics for the treatment of depression, anxiety, and addiction disorders. Leveraging its unique discovery and development platform, Psybrary™, Enveric has created a robust intellectual property portfolio of new chemical entities for specific mental health indications. Enveric’s lead program, EB-003, is a first-in-class approach to the treatment of difficult-to-address mental health disorders designed to promote neuroplasticity without inducing hallucinations in the patient. Enveric is also developing EB-002, formerly EB-373, a next generation synthetic prodrug of the active metabolite, psilocin, being studied as a treatment of psychiatric disorders. Enveric is headquartered in Naples, FL with offices in Cambridge, MA and Calgary, AB Canada. For more information, please visit www.enveric.com.

Forward-Looking Statements

This press release contains forward-looking statements and forward-looking information within the meaning of applicable securities laws. These statements relate to future events or future performance. All statements other than statements of historical fact may be forward-looking statements or information. Generally, forward-looking statements and information may be identified by the use of forward-looking terminology such as “plans,” “expects” or “does not expect,” “proposed,” “budgets,” “explores,” “scheduled,” “seeks,” “estimates,” “forecasts,” “intends,” “anticipates” or “does not anticipate,” or “believes,” or variations of such words and phrases, or by the use of words or phrases which state that certain actions, events or results may, could, should, would, or might occur or be achieved. Forward-looking statements may include statements regarding beliefs, plans, expectations, or intentions regarding the future and are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including, but not limited to, the ability of Enveric to: carry out successful clinical programs; achieve the value creation contemplated by technical developments; avoid delays in planned clinical trials; establish that potential products are efficacious or safe in preclinical or clinical trials; establish or maintain collaborations for the development of therapeutic candidates; obtain appropriate or necessary governmental approvals to market potential products; obtain future funding for product development and working capital on commercially reasonable terms; scale-up manufacture of product candidates; respond to changes in the size and nature of competitors; hire and retain key executives and scientists; secure and enforce legal rights related to Enveric’s products, including patent protection; identify and pursue alternative routes to capture value from its research and development pipeline assets; continue as a going concern; and manage its future growth effectively.

A discussion of these and other factors, including risks and uncertainties with respect to Enveric, is set forth in Enveric’s filings with the Securities and Exchange Commission, including Enveric’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Enveric disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

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